SUBSIDIARIES OF THE COMPANY
                             AS OF DECEMBER 31, 2002

1. MID ATLANTIC MEDICAL SERVICES, INC. ("MAMSI"): MAMSI, a Delaware corporation, is the holding company for the subsidiaries listed below.

2. ALLIANCE PPO, LLC ("Alliance"): Owned 100 percent by MLH (1). Alliance, a Maryland Limited Liability Company, provides a delivery network of physicians (called a preferred provider organization or "PPO") to employers and insurance companies in association with various health plans and provides psychiatric services principally to third party payors or self-insured employer groups.

3. MAMSI INSURANCE AGENCY OF THE CAROLINAS, INC. ("MIACI"): Owned 100 percent by Alliance (2). MIACI, a North Carolina Corporation, contracts with marketing representatives to sell MAMSI products in North Carolina and South Carolina.

4. MAMSI LIFE AND HEALTH INSURANCE COMPANY ("MAMSI Life"): Owned 100 percent by MAMSI(1). MAMSI Life, a Maryland corporation, develops and markets indemnity health products in addition to life, accidental death and disability insurance.

5. MD-INDIVIDUAL PRACTICE ASSOCIATION, INC. ("M.D. IPA"): Owned 77 percent by PHYSICIANS HEALTH PLAN OF MARYLAND, INC. (11) and 23 percent by MAMSI (1). M.D. IPA, a Maryland corporation, is a health maintenance organization ("HMO") providing health care coverage for its members.

6. MD-IPA SURGICENTER, INC. ("Surgicenter"): Owned 100 percent by M.D. IPA (5). Surgicenter, a Maryland corporation, is a general partner in a partnership that in turn is the general partner in a limited partnership that operates a surgery center.

7. OPTIMUM CHOICE, INC. ("OCI"): Owned 100 percent by MAMSI (1). OCI, a Maryland corporation, is an HMO providing health care coverage for its members.

8. OPTIMUM CHOICE OF THE CAROLINAS,  INC.  ("OCCI"):  Owned 100 percent by MAMSI
(1). OCCI, a North Carolina corporation, is an HMO providing health care coverage to members who are in North Carolina and South Carolina.

9. PHYSICIANS HEALTH PLAN OF MARYLAND, INC. ("PHP-MD"): Owned 100 percent by MAMSI (1). PHP-MD, a Maryland corporation, is an IPA that provides health care services to certain of MAMSI's HMOs.

10. HOMECALL, INC. ("HomeCall"): Owned 100 percent by MAMSI (1). HomeCall, a Maryland corporation, provides in-home medical care including skilled nursing and therapy to MAMSI'S HMO members and other payors.

11. HOMECALL  PHARMACEUTICAL  SERVICES, INC. ("HPS"): Owned 100 percent by MAMSI
(1). HPS, a Maryland corporation, providing infusion services to MAMSI's HMO members and other payors.

12. FIRSTCALL, INC. ("FirstCall"): Owned 100 percent by HomeCall (10) and a Maryland corporation.

13. HOMECALL HOSPICE SERVICES, INC. ("Hospice"): Owned 100 percent by MAMSI (1). Hospice, a Maryland corporation, that provides services to the terminally ill.

14. OPTIMUM CHOICE, INC. OF PENNSYLVANIA  ("OCIPA"):  Owned 100 percent by MAMSI
(1). OCIPA, a Pennsylvania corporation, is an HMO providing health care coverage to members in Pennsylvania.

15. MAMSI INSURANCE RESOURCES, LLC ("MIRI"): Owned 100 percent by Alliance (2). MIRI, a Maryland Limited Liability Company, provides marketing personnel.

16. ALLIANCE RECOVERY SERVICES, LLC ("ARS"): Owned 100 percent by MAMSI (1). ARS, a Maryland corporation, provides collection services.